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                                                                    EXHIBIT 11.1

                                LEUKOSITE, INC.
             COMPUTATION OF PRO FORMA NET LOSS PER COMMON SHARE (1)

                                                                    YEAR ENDED     THREE MONTHS
                                                                   DECEMBER 31,   ENDED MARCH 31,
                                                                       1996            1997
                                                                   ------------   ---------------
Net loss..........................................................  $6,021,690      $ 2,179,494
                                                                   ===========       ==========
Shares used in computing pro forma net loss per common share:
     Weighted average common stock outstanding during the
      period......................................................   1,066,210        1,091,469
     Conversion of redeemable convertible preferred stock and
      convertible preferred stocks(2).............................   4,594,657        5,087,935
     Dilutive effect of common equivalent shares issued subsequent
      to June 26, 1996(3).........................................     109,222          109,222
                                                                   -----------       ----------
                                                                     5,770,089        6,288,626
                                                                   ===========       ==========
Pro forma net loss per common share...............................  $    (1.04)     $      (.35)
                                                                   ===========       ==========

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(1) Historical net loss per common share has not been separately presented, as the amounts would not be meaningful.
(2) Effective upon the closing of the Company's proposed initial public offering of common stock, all shares of redeemable convertible preferred stock and convertible preferred stock will automatically convert into common stock. Accordingly these shares have been included as outstanding for all periods presented.
(3) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock, preferred stock, stock options and warrants issued at prices below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common stock equivalents was computed in accordance with the treasury stock method.